EXHIBIT 10.39

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is presented on August 19, 2024 and entered into by Anthony Ambrose (“Employee”) and Data I/O Corporation, a Washington corporation (“Employer”). Employee and Employer wish to enter into an agreement pertaining to the termination of Employee’s employment in order to effect an orderly transition.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

RETIREMENT DATE. The last day of Employee’s employment with Employer and Employee’s retirement date (“Retirement Date”) will be the earlier of (a) October 15, 2024, or (b) termination of Employee by Employer for any reason other than “For Cause”. “For Cause” means (i) intentional violation of this Agreement, (ii) intentional violation of any material Employer policy, (iii) intentional violation of any statute, rule or regulation, any of which in the reasonable judgment of the Employer is materially harmful to the Employer’s business or reputation. Employee shall execute and submit to Employer as a condition precedent to this Agreement a written resignation in substantially the form of Exhibit A (“Written Resignation”). Employee shall claim no further right to employment by Employer beyond the Retirement Date and shall claim no right to serve on Employer’s Board of Directors after October 31, 2024. Nothing in this Agreement is intended or should be construed as an admission of wrongdoing or liability by any party.

2. ORDERLY TRANSITION. As part of the orderly transition of Employee’s duties and responsibilities as President and Chief Executive Officer (“CEO”), Employee will no longer serve as President effective September 1, 2024 and will turn over those duties and responsibilities to the new President. Effective October 1, 2024, Employee will no longer serve as CEO and will turn over those duties to the new CEO. During the period of October 1, 2024 through October 15, 2024, Employee will continue to provide reasonable assistance to the new President and CEO and will continue to be an employee of Employer, but Employee will no longer be an Executive Officer of Employer. During the period from the Retirement Date, up to one year following the Retirement Date, Employee shall continue to provide reasonable telephonic transition assistance, as mutually agreed and at mutually agreeable times, to the new President and CEO and the Board of Directors. Employee may provide additional consulting services as needed and to be mutually agreed upon.

3. PAYMENTS AND BENEFITS. Employee shall be paid his usual and customary benefits and compensation due him for services provided on or before the Retirement Date and subject to the terms of Employer’s benefits plans, plus unused accrued vacation as of the Retirement Date. Employer shall provide Employee with the following compensation and benefits following termination:

A. Employee’s medical benefits shall continue until the last day of the month of the Retirement Date and Employee may exercise whatever rights Employee may have to continuation of medical benefits under the Employer’s medical plan under COBRA;

B. Out of pocket expenses previously incurred by Employee on Employer business shall be reimbursed in accordance with Employer policies regarding the reimbursement of business expenses, provided that Employee provides a request for such expenses together with related receipts or other suitable documentation with thirty (30) days of the Retirement Date;

C. Employee’s rights under Employer’s stock purchase plan and stock option plan(s) shall be as stated in such Plans;

D. Employee’s account under Employer’s 401(k) plan upon termination shall be handled in accordance with the terms and conditions of that plan; and

E. Director’s and Officer’s Insurance coverage will be maintained by Employer generally consistent with Employer’s prior practices.

Except as stated herein, any and all other payments and benefits offered by Employer to Employee cease on the Retirement Date.

4. ADDITIONAL CONSIDERATION. In addition to the compensation identified in Paragraph 3, provided that Employee’s employment is not terminated For Cause, and in consideration for Employee’s covenants and waiver and releases, Employer will provide Employee with the following payments, benefits, and other consideration:

A. Employer shall make transition payments equal to one (1) year of Employee’s salary totaling $347,000 (“Transition Payments”), in 24 approximately equal amounts to be paid as salary continuation starting on the first Employer payroll date following the eighth day after Employee executes and delivers to Employer the Second Release, as described below, provided the Second Release is executed within twenty-one (21) days following October 31, 2024 but no earlier than November 1, 2024, and is not rescinded or revoked within seven (7) days of execution and delivery of the Second Release. Transition Payments will not be included as compensation in determining employee benefits.

B. Employer shall withhold lawful withholding taxes from any amounts payable under this Agreement.

C. In the event of a “Control Event”, immediately prior to the “Event Date”, as both terms are defined in the Amended and Restated Executive Agreement with Employer dated January 31, 2023, the remaining balance of the Transition Payments will be due and payable to Employee. Notwithstanding the foregoing, a transaction will not be deemed a Control Event unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Except as provided by this Agreement, Employer is not obligated to make the payments and other consideration described in Paragraph 4A, and Employer does so only as consideration for the covenants and release of claims. Such payments and consideration constitute adequate consideration for the covenants and releases set forth in or required by this Agreement. Employer’s obligation to provide the consideration set forth in this Paragraph 4 are conditioned upon all of the following: 1) Employee’s execution of this Agreement and delivery of this Agreement to Employer in accordance with its terms and conditions; 2) Employee not revoking or rescinding this Agreement; 3) Employee materially complying with his obligations under this Agreement; 4) Employee’s execution of the Written Resignation and delivery to Employer of the Written Resignation prior to the expiration of this offer; and 5) Employee executing and delivering a waiver and release in substantially the form of Exhibit B (“Second Release”) within twenty-one (21) days following October 31, 2024 but no earlier than November 1, 2024, and not rescinding or revoking the Second Release. If Employer has provided to Employee any of the consideration set forth in this Paragraph 4A, and Employee subsequently rescinds or revokes this Agreement or fails to meet other conditions precedent to this Agreement, Employer shall be entitled to the repayment of all such consideration, and Employer may withhold or deduct amounts owed from amounts owed to Employee by Employer. Other than those benefits and payments specified in this Agreement, Employer shall have no obligation to provide and shall provide no further payments or benefits of any kind to Employee. Employee specifically acknowledges and agrees that Employer has made no representations to him regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement. Employee agrees to pay all taxes and/or tax assessments due to be paid by Employee, and to indemnify Employer for any claims, costs and/or penalties caused by Employee’s failure to pay such taxes and/or tax assessments.

5. EMPLOYER PROPERTY. Employee represents and warrants that, on or before October 31, 2024, Employee will turn over to Employer all files, memoranda, records, keys, credit cards, manuals, and other documents, including electronically recorded documents and data, and physical property, which Employee received from Employer or its affiliates or their employees or which Employee generated in the course of Employee’s employment with Employer. Employee may retain Employee’s laptop computer hardware, all documents received from Employer regarding Employee’s rights or benefits as an employee of Employer, including his Amended and Restated Executive Agreement with Employer dated January 31, 2023, Indemnification Agreement with Employer dated October 25, 2012, Articles and Bylaws (as reference material regarding his indemnification rights), employment manual, 401(k) materials, COBRA materials and notices, Employer’s stock option plan(s) and stock purchase plan, and other similar documents. Employee may also retain personal emails and emails related to professional organizations, board of directors’ business with Cipherloc and SideChannel, and EvergreenHealth Foundation, and any other items not related to Employer’s business, even if such items have been received at aambrose@dataio.com. Employee is responsible for the process of retention of Employee’s personal emails , but Employer’s IT Department will provide reasonable assistance to Employee.

6. RELEASE OF CLAIMS. On behalf of himself, his marital community, his domestic partnership, and his heirs, executors, administrators and assigns, Employee expressly waives against Employer and its present and former affiliates, successors, subsidiaries, related entities and their present and former officers, directors, stockholders, managers, employees, agents, representatives, and attorneys (all of which are collectively referred to as “Released Parties”) any and all claims which occurred or which could be alleged to have occurred on the date of or prior to the execution of this Agreement. Employee releases Released Parties, individually and in their representative capacities, from any claims or disputes, whether presently known or unknown, that occurred or could be alleged to have occurred on the date of or prior to the execution of this Agreement. It is understood that this waiver and release includes, but is not limited to, any and all claims for wages, employment benefits, and damages of any kind whatsoever arising out of any: contracts, express or implied including the Amended and Restated Executive Agreement with Employer dated January 31, 2023; Offer Letter with Employer dated October 17, 2012; any covenant of good faith and fair dealing; estoppel or misrepresentation; discrimination, including age, sex or disability discrimination; harassment; unjust enrichment; libel; slander; wrongful termination or any legal restriction on Employer’s right to terminate the employment of Employee; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008, and the Age Discrimination in Employment Act; Washington Law Against Discrimination and the Washington Minimum Wage Act; or any other legal limitation on the employment relationship. Employee acknowledges that Released Parties are in no way liable for any claims described in this paragraph and Employee agrees not to take any position inconsistent with this acknowledgment. Excluded from this release are claims Employee may have with regard to vested benefits under ERISA, workers’ compensation claims, claims arising under this Agreement, claims for indemnification in accordance with Employee’s Indemnification Agreement with Employer dated October 25, 2012, Employer’s officers and directors insurance policies or Employer’s Articles of Incorporation and By-Laws, rights as a shareholder of Employer, rights in any vested stock options or restricted stock, and any other claim which may not be released in accordance with law. This release specifically excludes claims, charges, complaints, causes of action or demands that post-date the execution date of this Agreement and that are based on factual allegations that do not arise from or relate to Employee’s present employment with or separation from the Employer. Employee represents that Employee has not filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or court.

7. RESTRICTIVE COVENANTS.

A. Employee shall not use or disclose, either directly or indirectly, any non-public strategic, financial, technical, marketing, sales, operating, or other proprietary information of Employer or its affiliates, except for the benefit of or on behalf of Employer. Employee agrees to keep the terms of this Agreement (including but not limited to the fact and amount of consideration under this Agreement) completely confidential, and will not disclose any information concerning this Agreement or its terms to anyone other than Employee’s spouse, domestic partner, legal counsel and/or financial advisors, who will be informed of and bound by this confidentiality clause. Employee’s obligations under this Paragraph 7A are unlimited in time and geographical scope. This provision does not restrict Employee from making disclosures as may be required by law or legal process or from disclosing the terms of this Agreement if Employer has disclosed such terms as may be required by law or legal process.

B. Employee agrees that he will not, during the period from the effective date of this Agreement until one (1) year following October 31, 2024 (“the Restricted Period”), in any capacity directly or indirectly engage in, assist others to engage in or own a material interest in any business or activity that is, or is preparing to be, in competition with Employer with respect to any product or service sold or service provided by Employer up to the time of termination of employment in any geographical area in which at the time of termination of employment such product or service is sold or actively is engaged in.

C. Employee further agrees that during the Restricted Period he will not directly or indirectly call on, reveal the name of, or otherwise solicit, accept business from or attempt to entice away from Employer any actual or identified potential customer of the Employer, nor will he assist others in doing so. Employee further agrees that he will not, during the Restricted Period, encourage or solicit any other employee or consultant of the Employer to leave such employment for any reason, nor will he assist others to do so.

D. Employee acknowledges that the covenants in this Paragraph 7 are necessary and reasonable to protect Employer in the conduct of its businesses and that compliance with such covenants will not prevent Employee from pursuing his livelihood. However, should any court find that any provision of such covenants is unreasonable, invalid or unenforceable, whether in period of time, geographical area, or otherwise, then in that event the parties hereby agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable. The harm to the Employer from any breach of Employee’s obligations under this Agreement may be difficult to determine and may be wholly or partially irreparable, and Employee agrees that such obligations may be enforced by injunctive relief and other appropriate remedies, as well as by damages. If any bond from Employer is required in connection with such enforcement, the parties agree that a reasonable value of such bond shall be $5,000. Any amounts received by Employee or by any other through Employee in breach of this Agreement shall be held in constructive trust for the benefit of Employer.

8. COMMUNICATIONS. Employee shall not make any statements or take any actions to disparage or undermine the reputation of Employer, any officer of Employer or any member of the Employer’s board of directors (“Employer’s Officers and Directors”). After the Retirement Date, Employee shall refer all persons requesting references to the CEO of Employer, who shall provide information consistent with the content of any press releases announcing Employee’s retirement. Employer will not make any statement or take any action to disparage or undermine the reputation of Employee, and will direct Employer’s Officers and Directors not to make any statement or take any action to disparage or undermine the reputation of Employee.

9. REVIEW AND REVOCATION PERIOD. This offer shall remain open for twenty-one (21) days from the date upon which it is presented to Employee, after which it shall expire. Further, Employee affirms Employee’s understanding that Employee has a period of seven (7) days from the date upon which Employee executes and delivers this Agreement to Employer to revoke Employee’s acceptance of this Agreement. If Employee decides to rescind this Agreement, Employee is required to deliver to the undersigned representative of Employer within seven (7) days from execution and delivery of this Agreement a notice revoking Employee’s acceptance of this Agreement. Employee agrees that modifications to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced above.

10. SEVERABILITY. If any provision or portion of a provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Employer.

11. PERMITTED DISCLOSURES. Nothing in this Agreement shall be interpreted to prohibit Employee from disclosing or discussing conduct that Employee reasonably believes to be illegal harassment, illegal discrimination, illegal retaliation, wage and hour violations, or sexual assault, that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, occurring in the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises. Employee acknowledges that certain whistleblower laws permit Employee to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Employer’s permission or notification, and that the Employer will not consider such communications to violate this or any other agreement between Employee and the Employer or any Employer policy. Employee acknowledges that under U.S. Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

12. KNOWING AND VOLUNTARY AGREEMENT. Employee is hereby advised to consult an attorney of Employee’s choice and has either done so or has knowingly waived the right to do so. Employee has carefully read this Agreement; knows the contents thereof; has had an opportunity to discuss it and its effects with Employee’s attorney; understands that he is knowingly and voluntarily giving up all claims, damages or disputes as set forth in Paragraph 6 of this Agreement, including claims, damages and disputes under the Age Discrimination in Employment Act; has been afforded ample and adequate opportunity to review and analyze this entire Agreement; understands its contents and its final and binding effect; and has signed it as Employee’s free and voluntary act. Employee represents and warrants that Employee is the sole and exclusive owner of all respective claims, demands and causes of action, and that no other party has any right, title or interest whatsoever in any of the matters referred to herein, and there has been no assignment, transfer, conveyance or other disposition by Employee of any matters referred to herein. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, Employee has waived any right to monetary relief.

13. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between Employee and Employer and supersedes any prior Agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Employer and the termination of the employment relationship. This Agreement expressly supersedes and terminates the Amended and Restated Executive Agreement with Employer dated January 31, 2023, and Offer Letter with Employer, dated October 17, 2012. However, this Agreement does not supersede Employee’s rights under the Indemnification Agreement, between Employer and Employee, dated October 25, 2012, or Employee’s rights to indemnification and defense under Employer’s Articles of Incorporation or Bylaws. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative of Employer or any of the Released Parties concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. This Agreement may be amended only by a writing signed by Employee and the Vice President/CFO of the Employer, provided any such amendment must be approved by the Board of Directors of Employer.

14. SECTION 409A OF THE INTERNAL REVENUE CODE

A. General. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (“Section 409A”) (or an exemption thereto) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Employer be liable for any additional tax, interest, or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

B. Installment Payments. For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

C. No Offset. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

D. The parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed. If the parties are unable to agree on a mutually acceptable amendment, the Employer may, without Employee’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

15. OTHER. This Agreement will be governed by the laws of the State of Washington, excluding its choice of law provisions. The parties hereby consent to the exclusive jurisdiction and venue of the state or federal courts in King County, Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable costs and attorney’s fees incurred in connection with such litigation.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING DATA I/O CORPORATION AND ITS PRESENT AND FORMER AFFILIATES, SUCCESSORS, SUBSIDIARIES, RELATED ENTITIES AND THEIR PRESENT AND FORMER OFFICERS, DIRECTORS, STOCKHOLDERS, MANAGERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND ATTORNEYS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:
Employer	Employee

DATA I/O CORPORATION

By /s/ Gerald Y. Ng	/s/ Anthony Ambrose
Its Vice President & CFO	Anthony Ambrose
Date 08/19/2024	Date 08/19/2024

Exhibit A to Transition Agreement

Written Resignation

I hereby confirm my resignation effective on the Retirement Date, as defined in my Transition Agreement with Data I/O Corporation (“the Employer”), from all positions I hold as an officer of the Employer, including my positions as President and Chief Executive Officer of the Employer and all positions with affiliated companies.

I hereby resign effective on October 31, 2024, from my position as a member of the Board of Directors of the Employer and any affiliated companies.

/s/ Anthony Ambrose
Anthony Ambrose Dated: August 19, 2024

Exhibit B to Transition Agreement

Waiver and Release

In consideration of the covenants and mutual consideration set forth in the Transition Agreement between Anthony Ambrose(“Employee”) and Data I/O Corporation (“Employer”) dated ______________, 2024 (the “Agreement”), and as inducement for Employer to perform under the Agreement, the undersigned Employee agrees as follows:

1. On behalf of himself, his marital community, his domestic partnership, and his heirs, executors, administrators and assigns, Employee expressly waives against Employer and its present and former affiliates, successors, subsidiaries, related entities and their present and former officers, directors, stockholders, managers, employees, agents, representatives, and attorneys (all of which are collectively referred to as “Released Parties”) any and all claims which occurred or which could be alleged to have occurred on the date of or prior to the execution of this Waiver and Release. Employee releases Released Parties, individually and in their representative capacities, from any claims or disputes, whether presently known or unknown, that occurred or could be alleged to have occurred on the date of or prior to the execution of this Waiver and Release. It is understood that this Waiver and Release includes, but is not limited to, any and all claims for wages, employment benefits, and damages of any kind whatsoever arising out of any: contracts, express or implied including the Amended and Restated Executive Agreement with Employer dated January 31, 2023; Offer Letter with Employer dated October 17, 2012; any covenant of good faith and fair dealing; estoppel or misrepresentation; discrimination, including age, sex or disability discrimination; harassment; unjust enrichment; libel; slander; wrongful termination or any legal restriction on Employer’s right to terminate the employment of Employee; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008, and the Age Discrimination in Employment Act; Washington Law Against Discrimination and the Washington Minimum Wage Act or any other legal limitation on the employment relationship. Employee acknowledges that Released Parties are in no way liable for any claims described in this paragraph and Employee agrees not to take any position inconsistent with this acknowledgment. Excluded from this Waiver and Release are claims Employee may have with regard to vested benefits under ERISA, workers’ compensation claims, claims arising under the Agreement, claims arising under this Waiver and Release, claims for indemnification in accordance with the Employee’s Indemnification Agreement with Employer dated October 25, 2012, Employer’s officers and directors insurance policies or Employer’s Articles of Incorporation and By-Laws, rights as a shareholder of Employer, rights in any vested stock options or restricted stock, and any other claim which may not be released in accordance with law. This release specifically excludes claims, charges, complaints, causes of action or demands that post-date the execution date of this Waiver and Release and that are based on factual allegations that do not arise from or relate to Employee’s present employment with or separation from the Employer. Employee represents that Employee has not filed any complaints, charges or lawsuits against any of the Released Parties with any governmental agency or court.

2. REVIEW AND REVOCATION PERIOD. Employer hereby advises Employee to obtain counsel to assist in assessing this Waiver and Release. Employee has at least twenty-one (21) days from the date upon which it is presented to Employee to execute this Waiver and Release, after which it shall expire. Further, Employee affirms Employee’s understanding that Employee has a period of seven (7) days from the date upon which Employee executes and delivers this Waiver and Release to Employer to revoke Employee’s acceptance of this Waiver and Release. If Employee decides to rescind this Waiver and Release, Employee is required to deliver to the undersigned representative of Employer within seven (7) days from execution and delivery of this Waiver and Release a notice revoking Employee’s acceptance of this Waiver and Release. Employee agrees that modifications to this Waiver and Release, whether material or immaterial, do not restart the running of the twenty-one (21) day period referenced above.

3. SEVERABILITY. If any provision or part of any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Employer.

4. KNOWING AND VOLUNTARY AGREEMENT. Employee is hereby advised to consult an attorney of Employee’s choice and has either done so or has knowingly waived the right to do so. Employee has carefully read this Waiver and Release; knows the contents thereof; has had an opportunity to discuss it and its effects with Employee’s attorney; understands that he is knowingly and voluntarily giving up all claims, damages or disputes as set forth in Paragraph 2 of this Waiver and Release, including claims, damages and disputes under the Age Discrimination in Employment Act; has been afforded ample and adequate opportunity to review and analyze this entire Waiver and Release; understands its contents and its final and binding effect; and has signed it as Employee’s free and voluntary act. Employee agrees that adequate consideration exists to support this Waiver and Release. Employee represents and warrants that Employee is the sole and exclusive owner of all respective claims, demands and causes of action, and that no other party has any right, title or interest whatsoever in any of the matters referred to herein, and there has been no assignment, transfer, conveyance or other disposition by Employee of any matters referred to herein. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, Employee has waived any right to monetary relief.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS WAIVER AND RELEASE, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING DATA I/O CORPORATION AND ITS PRESENT AND FORMER AFFILIATES, SUCCESSORS, SUBSIDIARIES, RELATED ENTITIES AND THEIR PRESENT AND FORMER OFFICERS, DIRECTORS, STOCKHOLDERS, MANAGERS, EMPLOYEES, AGENTS, REPRESENTATIVES AND ATTORNEYS FROM ANY AND ALL CLAIMS.

Dated this ______ day of _______________________, 2024.

______________________________ Anthony Ambrose